Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 31, 2005, by and between MEDIALINK WORLDWIDE INCORPORATED, a Delaware corporation with offices at 708 Third Avenue, New York, New York 10017 (the “Corporation”), and LAURENCE MOSKOWITZ, an individual residing at 21 Hawkwood Lane, Greenwich, Connecticut 06830 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Corporation desires to continue the services of Executive upon the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

Section 1.  Employment. The Corporation hereby employs Executive and Executive on the Effective Date (as hereinafter defined) accepts such employment, as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

Section 2.  Duties. Executive shall be employed as Chairman, President and Chief Executive Officer of the Corporation and may be elected to such other offices of the Corporation as the Board of Directors of the Corporation (the “Board”) shall determine. For so long as Executive shall be employed by the Corporation, he shall be nominated to the Board. Executive shall perform such duties that are consistent with his position as Chairman, President and Chief Executive as may be assigned to him from time to time by the Board. If requested by the Corporation, Executive shall serve on any committee of the Board without additional compensation. During the Term, Executive shall devote all of his available business time to the performance of his duties hereunder unless otherwise authorized by the Board. Executive’s duties shall be performed in the New York Metropolitan area which shall include Long Island, New York City, Westchester County, northern New Jersey and southwestern Connecticut (“New York Metropolitan Area”). The Corporation cannot require Executive to relocate beyond the New York Metropolitan Area.

Section 3.  Term of Employment. The term of Executive’s employment shall continue as of the date hereof (the “Effective Date”) and shall be automatically renewed each December 31 unless either party gives the other party written notice of termination at least one-hundred and eighty (180) days prior to the end of the calendar year or unless earlier terminated in accordance with the provisions hereof (the “Term”).

Section 4.  Compensation of Executive.

4.1.  Compensation. The Corporation shall pay to Executive as annual compensation for his services hereunder a base salary (“Salary”) in an amount equal to Four Hundred and Twenty-Seven Thousand and 00/100 ($427,000.00) Dollars. The Salary shall be reviewed every January 1st for merit increases, but shall, in any event, be increased each January 1st by at least the percentage increase, if any, in the Consumer Price Index, as defined herein, for the most recent calendar month for which the Consumer Price Index has been published over the Consumer Price Index for the same calendar month in the immediately preceding year. As used herein, the “Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers, New York - Northeastern New Jersey area (1982-84=100) issued by the Bureau of Labor Statistics of the United States Department of Labor; provided that in the event the Consumer Price Index shall hereafter be converted to a different standard reference base or otherwise revised, the determination of the salary increase shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics. The Salary shall be payable bi-weekly less such deductions as shall be required to be withheld by applicable law and regulations. Executive shall participate in the Corporation’s Bonus Plan. Such Bonus shall be determined by the Corporation’s Compensation Committee. Notwithstanding the foregoing, the minimum annual Bonus shall be 30% of Executive’s Salary; provided, however, that Executive shall only be entitled to receive such Bonus in the event the Corporation attains the annual goals set by the Compensation Committee. The goals set by the Compensation Committee shall be consistent with the goals set by the Compensation Committee in prior years and shall be communicated to Executive in writing.

4.2.  Deferral of Compensation. Notwithstanding anything to the contrary provided in this Agreement, Executive may elect, at his sole option and discretion, to defer the payment of any portion of his Salary or bonus (the “Deferral Option”). The following provisions shall apply with respect to the Deferral Option:

(a)  If Executive wishes to defer a portion of his compensation for any calendar year during the Term, Executive shall give written notice thereof to the Corporation not later than fifteen (15) days prior to the commencement of such year (the “Deferral Notice”). If pursuant to a Deferral Notice, Executive exercises the Deferral Option for any year during the Term, the deferred amount will not be paid to Executive in accordance with the provisions of Section 4.1, but, as of the date on which such payment would otherwise have been made under Section 4.1, the amount thereof will be deemed contributed to and to be and become a part of the Deferred Compensation Account, as hereinafter defined, and all of the relevant provisions of this Section 4.2 shall apply with respect thereto.

(b)  The Corporation shall establish a “Deferred Compensation Account” for the benefit of Executive. During the Term, the Corporation shall deposit Executive’s deferred compensation in the Deferred Compensation Account, which shall be in the form of a money market account, certificate of deposit or similar instrument, stocks, whether common, preferred or otherwise, bonds and other securities or mutual funds (collectively, “Investment Funds”), pursuant to the Deferral Notice and as directed by Executive.

(c)  All interest, dividends, gains, losses and other additions or returns thereon shall be credited to Executive’s Deferred Compensation Account. In the event a separate Investment Fund is not maintained for the accrued amount in the Deferred Compensation Account, then interest on such amount shall be credited at the end of each calendar quarter at a rate equal to the prime rate, as determined from time to time.

(d)  The amount of the Deferred Compensation Account shall be paid to Executive upon his reaching the earlier of age of sixty-five (65) or the Corporation’s normal retirement age, if any, if Executive’s employment with the Corporation has terminated. Upon such event, five (5%) percent of the then value of the Deferred Compensation Account shall be paid to Executive each quarter until Executive has received all of the value of such Account. In the event of a Change of Control, as hereinafter defined, the entire value of the Deferred Compensation Account shall be immediately paid to Executive.

(e)  Executive’s exercise of, or failure to exercise, his rights under this Section 4.2 for any calendar year, shall not affect Executive’s right to exercise his rights with respect to any other calendar year.

(f)  It is the intention of the parties that all Deferred Compensation hereunder shall constitute an unfunded arrangement for purposes of Title I of the Employee Retirement Income Security Act of 1974 and all rights created pursuant to this Agreement with respect to the Deferred Compensation shall be an unsecured contractual right of Executive, his estate and his beneficiaries against the Corporation. Executive acknowledges that any assets the Corporation invests are intended to provide the Corporation with a source of funds to assist it in meeting its liabilities under this Agreement and that the assets in the separate funds are subject to the claims of the Corporation’s general creditors under Federal and state law in the event of insolvency.

4.3.  Expenses. The Corporation shall pay or reimburse Executive for all reasonable and necessary business, travel or other expenses incurred by him in the course of his duties with the prior consent of the Corporation, upon proper documentation thereof.

4.4.  Benefits. During the Term, Executive shall be entitled to participate in such pension, profit sharing, group insurance, stock option, hospitalization, and group health benefit plans and all other plans and benefits as the Corporation provides to its Executives. Executive shall be entitled to four weeks of paid vacation per year. In addition, the Corporation shall provide Executive an automobile allowance of Seven Hundred ($700) Dollars per month during the Term.

4.5.  Relocation. In the event Executive is asked to relocate outside the New York Metropolitan Area, as such term is defined in Section 2, the Corporation will negotiate an appropriate relocation package for Executive. Nothing contained herein shall require Executive to agree to such relocation.

4.6.  Discretionary Payments. Nothing herein shall preclude the Corporation from paying Executive such additional bonuses or other compensation, as the Board, in its discretion, may authorize from time to time.

4.7.  Stock Options. Upon the death or Disability, as hereinafter defined, of Executive or in the event Executive is terminated without cause or as a result of a Change in Control, as hereinafter defined, all stock options granted to Executive, under the Corporation’s Amended and Restated Stock Option Plan, including non-vested options, shall automatically become vested and immediately exercisable.

Section 5.  Termination.

5.1.  Termination of Employment. This Agreement shall terminate on December 31 of the year in which notice is given by either party pursuant to Section 3, or upon the death, Disability, termination of employment of Executive For Cause, as hereinafter defined, termination of the employment of Executive without cause or because Executive wrongfully leaves his employment hereunder (i.e., a voluntary termination by Executive other than a termination by Executive pursuant to Section 3 or Section 5.6 hereof).

5.2.  Termination For Cause. In the event of a termination For Cause or because Executive wrongfully leaves his employment hereunder, the Corporation shall pay Executive all accrued and unpaid Salary and vacation through the date of termination.

5.3.  Termination Without Cause. In the event of a termination without cause or in the event the Corporation gives Executive written notice of termination pursuant to Section 3, then for the balance of the calendar year in which such notice or termination without cause occurs, Executive shall be entitled to continue to participate in the hospitalization, group health benefit and disability plans of the Corporation on the same terms and conditions as immediately prior to his termination and shall continue to receive his Salary. The termination of employment due to the failure of Executive to relocate shall be deemed a termination without cause. Upon a termination without cause, the provisions of Section 8 of this Agreement shall also apply. In the event the Corporation terminates the employment of Executive hereunder without cause, Executive shall be entitled to receive the amounts provided in this Section 5.3 regardless of whether Executive obtains, or attempts to obtain, subsequent employment and regardless of whether Executive receives benefits pursuant to Section 8.

5.4.  Termination Upon Death. In the event of a termination upon the death of Executive, the Corporation shall pay to any person designated by Executive in writing or, if no such person is designated, to his estate, the Salary which would otherwise be payable to Executive for eighteen (18) months from the date of death. In addition, the Corporation shall pay for eighteen (18) months from the date of death, on behalf of Executive’s surviving dependents, the COBRA insurance premiums of such dependents. No provisions of this Agreement shall limit any of Executive’s rights under any insurance, pensions or other benefit programs of the Corporation for which Executive shall be eligible at the time of such death.

5.5.  Termination Upon Disability. In the event of a termination upon the Disability of Executive, the Corporation shall pay to Executive or any person designated by Executive an amount equal to the Disability Payment, as herein defined, for eighteen (18) months from the date of Disability. The Disability Payment shall be an amount equal to the Salary which would otherwise be payable to Executive, less any monies received by Executive or any person designated by Executive pursuant to disability income policies maintained by the Corporation on behalf of Executive. Upon termination upon Disability, the provisions of Section 9 shall apply. In addition, the Corporation shall pay for eighteen (18) months from the date of Disability, the COBRA insurance premiums of Executive and his dependents.

5.6.  Voluntary Termination of Employment Agreement Prior to the Expiration of the Term. In the event (i) there is a change of a majority of the members of the Board in any three (3) month period; or (ii) the Board imposes two or more changes in the senior management team of the Corporation over the objection of the remaining senior managers; or (iii) the Board makes a change in the then core business of the Corporation over the objection of the senior management team; or (iv) the Corporation effects a substantial acquisition, disposition or business combination over the objection of senior management; or (v) the Corporation materially breaches any of the material terms of this Agreement, including, without limitation, a reduction of Executive’s Salary, then Executive shall have the right to voluntarily terminate this Agreement by giving written notice (“Notice”) to the Board of his desire to terminate his employment. Upon receipt of such Notice, the Board shall appoint one of its members to meet with Executive and attempt to reach a resolution of such differences. If such differences are not resolved to Executive’s satisfaction within thirty (30) days of such Notice (“Irreconcilable Differences”), then Executive may send a further notice (the “Termination Notice”) to the Board terminating his employment. In such event, Executive’s voluntary termination pursuant to this Section 5.6 shall be treated as a “termination without cause” under Section 5.3, and the provisions of Section 5.3 and Section 8 of this Agreement shall apply.

5.7.  Definition of “For Cause”. As used herein, the term “For Cause” shall mean (i) Executive’s indictment, plea or conviction in a court of law of any crime or offense involving willful misappropriation of money or other property or any other crime involving moral turpitude which constitutes a felony, whether or not involving the Corporation; (ii) disobedience of a material directive, other than a directive to relocate to an office of the Corporation more than thirty (30) miles from the office where Executive is employed pursuant to this Agreement, from the Board consistent with Executive’s duties hereunder, if such disobedience is not cured within 20 days after written notice thereof; (iii) Executive’s habitual drunkenness or habitual use of illegal substances, in either case continuing after warning; (iv) failure to cooperate with governmental or regulatory investigation, concerning the Corporation or Executive; (v) failure to honestly provide the certification as required under Sections 302 and 906 of the Sarbanes-Oxley Act and regulations promulgated thereunder; or (vi) a material breach of his responsibilities under this Agreement, if such material breach is not cured within 20 days after written notice thereof. With respect to (i) above, in the event of Executive’s indictment, Executive shall receive his Salary for the balance of the calendar year in which such indictment occurs, unless convicted or he enters a plea of guilty. Any notice required to be given by the Corporation pursuant to any clause of the definition of For Cause shall specify the nature of the conduct allegedly constituting For Cause and the manner in which the Corporation requires such conduct to be cured. In addition, in the event the Corporation terminates Executive’s employment For Cause, it must provide Executive with a written notice specifying the reasons constituting For Cause.

Section 6.  Disability.

6.1.  Definition. In the event Executive is mentally or physically incapable or unable to perform his regular and customary duties of employment with the Corporation for a period of ninety (90) days in any one hundred twenty (120) day period during the Term, Executive shall be deemed to be suffering from a “Disability”.

6.2.  Payment During Disability. In the event Executive is unable to perform his duties hereunder by reason of a disability, which disability does not constitute a Disability, the Corporation shall continue to pay Executive his Salary and benefits during the continuance of such disability.

Section 7.  Vacations and Personal Days. Executive shall be entitled to vacation and personal days in accordance with Corporation policy. Executive’s Salary shall be paid in full during his vacation and personal days. Executive shall take his vacation at such time or times as Executive and the Corporation shall determine is mutually convenient.

Section 8.  Severance Payment.

8.1.  In the event the Corporation gives Executive written notice of termination pursuant to Section 3 or Executive’s employment is terminated without cause or voluntarily (in accordance with Section 5.6) by Executive, Executive shall be offered the opportunity to execute a separation and release agreement prepared by, and satisfactory to the Corporation. Contingent upon Executive signing and adhering to such separation and release agreement, Executive shall receive a severance payment (the “Severance Payment”) equal to the sum of (i) 300% of the Salary in effect as of Executive’s last day of employment plus (ii) 155% of the amount that Executive earned as a Bonus pursuant to Section 4.1 hereof for the fiscal year immediately preceding the termination.

8.2.  The Severance Payment shall be payable over the four year period commencing on the date Executive ceases to receive payments pursuant to Section 5.3 hereof (hereinafter referred to as the “Severance Period”). The Severance Payment shall be payable semi-monthly less such deductions as shall be required to be withheld by applicable laws and regulations during the Severance Period as follows:

(a)  Thirty-One (31%) of the Severance Payment shall be payable in equal installments over the first 12 months (“Year One”) of the Severance Period;

(b)  Twenty-Six (26%) of the Severance Payment shall be payable in equal installments over the next 12 months (“Year Two”) of the Severance Period;

(c)  Twenty-Three (23%) of the Severance Payment shall be payable in equal installments over the next 12 months (“Year Three”) of the Severance Period; and

(d)  Twenty (20%) of the Severance Payment shall be payable in equal installments over the final 12 months (“Year Four”) of the Severance Period;

8.3.  In the event Executive receives the Severance Payment in accordance with this Section 8, Executive shall nevertheless be entitled to receive the payments and benefits set forth in Section 5.3 in accordance with the terms thereof and the Severance Payment shall not affect his right to such payments and benefits.

Section 9.  Disability Plan. In the event Executive’s employment is terminated due to Disability, Executive shall be entitled to disability payments pursuant to the disability plan contained in this Section 9. Such disability payments shall be for a term of four (4) years commencing from the January 1 following the termination of employment due to Executive’s Disability. Executive shall be compensated during such period at a rate equal to the Disability Rate, as hereinafter defined. Executive shall remain subject to the same terms and conditions contained in Section 12 hereof, except that the Restricted Period shall mean a period equal to the four (4) year disability term plus an additional one (1) year. As used herein, the term “Disability Rate” shall mean the following: (a) for the first twelve (12) months of his disability period, the Disability Rate shall be a rate equal to (i) 90% of the Salary in effect as of Executive’s last day of employment (the “Last Salary”) and (ii) one-half of the amount that Executive earned as a Bonus pursuant to Section 4.1 hereof for the fiscal year immediately preceding the termination (the “Last One-Half Bonus”), and (b) for each twelve (12) months thereafter, the Disability Rate shall be determined by multiplying the Last Salary and the Last One-Half Bonus by the Applicable Percentage set forth in the schedule below as follows:

Applicable Percentage
Second Period	80%
Third Period	70%
Fourth Period	60%

The Disability Rate shall be payable semi-monthly less such deductions as shall be required to be withheld by applicable laws and regulations.

Notwithstanding anything to the contrary contained herein, the Disability Rate during the disability period shall be reduced by any monies received by Executive pursuant to disability income policies maintained by the Corporation on behalf of Executive.

Section 10.  Change in Control.

10.1.  Payment on Change in Control.

(a)  In the event of a Change in Control, as hereinafter defined, of the Corporation at any time during the Term, followed by Executive’s employment hereunder being terminated for any reason whatsoever by the Corporation, its successor or Executive, including voluntary termination by Executive within twenty-four (24) months of a Change in Control, the Corporation and/or its successor shall be obligated to furnish Executive with an office consistent with the office provided to Executive immediately prior to such termination at a comparable location for a period of one (1) year and to pay to Executive a lump sum in an amount equal to three (3) times: (i) the Salary to be paid to Executive pursuant to Section 4 hereof for the calendar year in which such termination occurs, plus (ii) the bonus declared payable to Executive for the immediately preceding calendar year pursuant to Sections 4.1 and 4.6 hereof, and (iii) the amount credited to Deferred Compensation for the immediately preceding calendar year. The payment of the above amount shall be made as soon as practicable after Executive’s termination of employment, but in no event more than thirty (30) days after termination and shall be in addition to any other payments to which Executive may be entitled pursuant to Sections 4.7, 5 and 6 hereof. In addition, the Corporation shall: (i) continue to allow Executive to participate in the hospitalization, group health benefit and disability plans of the Corporation for 12 months from the date of Executive’s termination of employment on the same terms and conditions as immediately prior to Executive’s termination (or provide the equivalent thereof if such plans do not allow such participation); (ii) continue to pay to Executive the automobile allowance provided in Section 4.4 hereof until the end of the automobile lease then in effect (but not for more than three (3) years);and (iii) provide appropriate outplacement services the cost of which shall not exceed $15,000 as selected by Executive for up to 12 months from the date of Executive’s termination of employment.

(b)  In the event it shall be determined that any payment or distribution to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph of Section 10.1 (a “Payment”)) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) in connection with a Change in Control of the Corporation or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) from the Corporation in an amount such that after payment by Executive of all taxes including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

10.2.  Change in Control Defined. A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(a)  Acquisition of Stock by Third Party. Any Person (as hereinafter defined) is or becomes the Beneficial Owner (as hereinafter defined), directly or indirectly, of securities of the Corporation representing thirty-three (33%) percent or more of the combined voting power of the Corporation’s then outstanding securities and such Person has initiated in the past or thereafter initiates actions or demonstrates an intent to influence or control the business, affairs or management of the Corporation or to cause the Corporation to enter into a transaction or a series of transactions with such Person or a third party without the prior consent or request of the Board;

(b)  Change in Board of Directors. During any period of 12 months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c)  Corporate Transactions. The effective date of a merger or consolidation of the Corporation with any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the Board or other governing body of such surviving entity;

(d)  Liquidation. The approval by the shareholders of the Corporation of a complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets; and

(e)  Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement.

(f)  Certain Definitions. For purposes of this Section 10, the following terms shall have the following meanings:

a.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

b.  “Person” shall have the meaning as set forth in Section 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Corporation, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and (iii) any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

c.  “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act: provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the shareholders of the Corporation approving a merger of the Corporation with another entity.

10.3.  Coordination with Section 8. Notwithstanding anything to the contrary contained herein, the parties agree that in the event there is a Change in Control and Executive receives payments as provided in Section 10.1 hereof, then Executive shall not receive the Severance Payment pursuant to the provisions of Section 8 hereof.

Section 11.  Disclosure of Confidential Information.

11.1.  Principal Business. Executive hereby acknowledges that the principal business of the Corporation is providing video and audio production and satellite and other distribution services to television and radio stations and Internet sites for corporations and other organizations seeking to communicate their news to the public; corporation communications consultation and production primarily employing audio and video capabilities; distribution of public relations text, audio and video to news media and the general public via satellite, streaming media, cassette, wire or other means; distribution of press releases by the Internet, mail and facsimile; the maintenance of databases of media contacts for and on behalf of clients; providing closed-captioned text and associated streaming video clips; electronic tracking of watermark embedded materials that are distributed or broadcast for the purpose of reporting such broadcast or distribution; and such other businesses as the Corporation may conduct from time to time (the “Business”). Executive acknowledges that he has and will be acquiring confidential information concerning the Corporation and the Business and that, among other things, his knowledge of the Business will be enhanced through his employment by the Corporation. Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, Executive will not, at any time, during or after the Term, reveal, divulge or make known to any person, any information which is treated as confidential by the Corporation and not otherwise in the public domain or previously known to him. Executive agrees that all materials or copies thereof containing confidential information of the Corporation in Executive’s custody or possession will not, at any time, be removed from the Corporation’s premises without prior written consent of an executive officer of the Corporation (except as reasonably necessary in the discharge of Executive’s duties hereunder) and shall be delivered to the Corporation upon the earlier of (i) a request by the Corporation or (ii) the termination of Executive’s employment with the Corporation. After such delivery, Executive shall not retain any such materials or copies thereof.

11.2.  Developments.

(a)  Executive agrees to make full and prompt disclosure to the Corporation of all inventions, improvements, discoveries, methods, developments, computer software (and programs and code) and works of authorship, whether or not patentable or copyrightable, which were or are created, made, conceived or reduced to practice by Executive or under Executive’s direction or jointly with others during Executive’s employment by the Corporation or during Executive’s provision of services as a consultant to the Corporation, whether or not during normal working hours or on the premises of the Corporation (all of which are collectively referred to in this Agreement as “Developments”).

(b)  Executive also agrees to assign and, by executing this Agreement, Executive does hereby assign, to the Corporation (or to any person or entity designated by the Corporation) all of Executive’s rights, titles and interests, if any, in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 11(c) shall not apply to Developments (i) which do not relate to the present or planned business or research and development of the Corporation and (ii) which are made and conceived by Executive: (A) at a time other than during normal working hours, (B) not on the Corporation’s premises and (C) not using the Corporation’s tools, devices, equipment or proprietary information. Executive understands that to the extent that the terms of this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee’s agreement to assign certain classes of inventions made by an employee, this Section shall be interpreted not to apply to any invention which a court rules and/or the Corporation agrees falls within such class or classes. Executive also agrees to waive all claims to moral and/or equitable rights in any Developments.

(c)  Executive agrees to cooperate fully with the Corporation, both during and after Executive’s employment with the Corporation, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Executive agrees that he will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Corporation may deem necessary or desirable in order to protect its rights and interests in any Development. Executive further agrees that if the Corporation is unable, after reasonable effort, to secure Executive’s signature on any such papers, any executive officer of the Corporation shall be entitled to execute any such papers as Executive’s agent and attorney-in-fact, and Executive hereby irrevocably designates and appoints each executive officer of the Corporation as Executive’s agent and attorney-in-fact to execute any such papers on Executive’s behalf, and to take any and all actions as the Corporation may deem necessary or desirable, in order to protect its rights and interests in any Development, under the conditions described in this sentence.

11.3.  Survival. The provisions of this Section 11 shall survive Executive’s employment hereunder for (i) a period of five (5) years commencing on the date this Agreement is terminated or (ii) a period of two (2) years from the end of the Severance Period, as the case may be.

Section 12.  Restrictive Covenant.

12.1.  Covenant Not To Compete.

(a)  Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that Executive agrees, and, accordingly, Executive does hereby agree, that he will not, directly or indirectly, in the Territory, as hereinafter defined, at any time during the Restricted Period, as hereinafter defined:

d.  engage in the Business for his account or render any services which constitute engaging in the Business, in any capacity to any entity; or become interested in any entity engaged in the Business either on his own behalf or as an officer, director, stockholder, partner, principal, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party or in any other relationship or capacity; or

e.  employ or engage, or cause to authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee, representative or agent of the Corporation; or

f.  solicit, directly or indirectly, on behalf of himself or any third party, any client or vendor of the Corporation and its affiliates; or

g.  have an interest as an owner, lender, independent contractor, co-venturer, partner, participant, associate or in any other capacity, render services to or participate in the affairs of, any business which is competitive with, or substantially similar to, the Business of the Corporation and its affiliates as presently conducted and as may be conducted by the Corporation during the Restricted Period.

(b)  If any of the restrictions contained in this Section 12 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then after such restrictions have been reduced so as to be enforceable, in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

(c)  This Section 12 shall not be construed to prevent Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding two percent (2%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

(d)  Notwithstanding anything to the contrary set forth in this Section 12 (i) Executive shall not be prohibited from rendering services for news organizations, or public relations departments or public relations agencies; (ii) Executive may act as a news reporter or manager for an entity whose primary function is journalism; (iii) Executive may act as a member of the internal public relations staff of any corporation or entity who performs services for only that corporation or its affiliates, including parent corporations, subsidiaries, and joint ventures; and/or (iv) Executive may act as an account executive or manager at a public relations agency directly serving that agency’s clients. Notwithstanding the prior sentence, however, Executive may not, render services, directly or indirectly, (i) for any organization, department, or affiliate of such news organizations, corporate public relations departments, or public relations agencies, whose primary purpose is to provide the production and distribution of video or audio news releases that are competitive with, or substantially similar to, the Business, and (ii) for any organization, department, or affiliate of such news organizations, corporate public relations departments, or public relations agencies, whose primary purpose is to provide the research and analysis of public relations and public affairs campaigns as determined through press clipping review, either on paper, video or audio tape or electronic database searches that are competitive with or substantially similar to the Business.

12.2.  Restricted Period. The term “Restricted Period”, as used in this Section 12 shall mean: (i) the Term plus one (1) year; (ii) in the event Executive receives the Severance Payment pursuant to Section 8, then the Restricted Period shall continue until the end of the four (4) year term of the Severance Period; and (iii) in the event that Executive ceased to be employed by the Corporation within twenty- four (24) months after a Change in Control, then the Restricted Period shall terminate upon the date such employment ceased if the transaction or event which triggered the Change in Control was not approved in advance by the Board which Board was comprised of a majority of Continuing Directors (as such term is hereafter defined) or, if such transaction was approved in advance by such Continuing Directors, then the Restricted Period shall continue for two (2) years after such employment ceased. “Continuing Directors” as used in this Section 12 shall mean the persons who constitute the Board on the date hereof (together with their successors whose nominations were approved by a majority of such persons).

12.3.  Territory. Executive acknowledges that the Corporation markets its business worldwide and therefore the term “Territory” as used herein shall mean the entire world.

12.4.  Survival. The provisions of this Section 12 shall survive the termination of Executive’s employment hereunder and until the end of the Restricted Period as provided in Section 12.2 hereof.

Section 13.  Rights and Remedies Upon Breach of Sections 11 or 12.

13.1.  Return of Benefits. If Executive breaches any of the provisions of Sections 11 or 12 (the “Restrictive Covenants”), the Corporation shall have the right and remedy to require Executive to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and Executive shall account for and pay over such Benefits to the Corporation. In addition, if Executive breaches any of the Restrictive Covenants, (i) Executive’s unvested stock options shall immediately lapse and (ii) the Corporation shall have the right to purchase from Executive Executive’s vested stock options for the book value of the shares of Common Stock underlying such vested options less the exercise price of such vested options. The Corporation may set off any amounts due to the Corporation under this Section 13.1 against any amounts owed to Executive by the Corporation.

13.2.  Injunctive Relief. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Executive agrees that any breach or threatened breach by him of Sections 11 or 12 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without posting a bond or showing special damages. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more of all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

Section 14.  Disclosure of Conflicts of Interest; Abstention from Speculation in Securities of the Corporation or Clients.

14.1.  Conflicts of Interest; Speculation in Securities.

(a)  In order to avoid actual or apparent conflicts of interest, Executive shall take all necessary actions to disclose to the Corporation any direct or indirect ownership or financial interest (i) in any company, person or entity which is a service provider to the Corporation or (ii) an actual or intended client of the Corporation.

(b)  While Executive is employed by the Corporation, Executive shall abstain from any direct or indirect acquisition of securities of (i) the Corporation, except on the open market and except as offered by the Corporation to Executive as incentives, bonuses or options, or (ii) the Corporation’s clients or customers, except as may be specifically approved in writing by the Corporation upon Executive’s prior written request; and from divulging or appropriating to Executive’s own use or to that of others any secret, confidential or proprietary information or knowledge regarding the Corporation, its clients or customers for the purpose of speculation in the securities of any of them.

14.2.  General Requirements. Executive shall observe such lawful policies of the Corporation as may from time-to-time apply.

14.3.  Insider Trading. Considering that the Corporation is a publicly-traded corporation, Executive hereby agrees that Executive shall comply with the Corporation’s existing policies regarding insider trading as set forth in the Corporation’s Employee handbook as well as any and all federal and state securities laws, including but not limited to those that relate to non-disclosure of information, insider trading and individual reporting requirements and shall specifically abstain from discussing the non-public aspects of the Corporation’s business affairs with any individual or group of individuals (e.g., Internet chat rooms) who does not have a business need to know such information for the benefit of the Corporation.

Section 15.  Impact of Restatement of Financial Statements upon Previous Awards. If any of the Corporation’s financial statements are required to be restated, resulting from errors, omissions, or fraud, the Corporation may (in its sole discretion, but acting in good faith) recover all or a portion of any performance bonus paid to Executive with respect to any fiscal year of the Corporation the financial results of which are negatively affected by such restatement. The amount to be recovered from Executive shall be the amount by which the affected bonus exceeded the amount that would have been payable to such participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Corporation shall determine. The Compensation Committee shall determine whether the Corporation shall effect any such recovery (i) by seeking repayment from Executive; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable agreement, plan, program or arrangement) the amount that would otherwise be payable to Executive; (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Corporation’s otherwise applicable compensation practices; or (iv) by any combination of the foregoing.

Section 16.  Miscellaneous.

16.1.  Assignment. Executive may not assign or delegate any of his rights or duties under this Agreement.

16.2.  Expenses of Negotiating this Agreement. The Corporation shall pay or reimburse Executive for all reasonable out-of-pocket attorney’s fees incurred or paid by Executive in connection with the negotiation of this Agreement up to a maximum of $5,000.

16.3.  Resignations. In the event Executive’s employment is terminated for any reason whatsoever, Executive shall immediately resign as a director and officer of the Corporation, its subsidiaries and affiliates.

16.4.  Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Corporation, supersedes all prior understandings and agreements, including employment agreements, non-compete agreements and confidentiality agreements, if any, whether oral or written, between Executive and the Corporation and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

16.5.  Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors and permitted assigns.

16.6.  Captions. The captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

16.7.  Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, postage prepaid, or overnight delivery to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof.

16.8.  Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof. Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement shall be brought exclusively in the United States Federal Courts or New York County Supreme Court, in the State of New York. The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding and agree that venue for any action or proceeding brought in the State of New York shall lie in the Southern District of New York or Supreme Court, New York County, as the case may be. Each of the parties hereto hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by United States registered or certified mail postage prepaid at its address set forth herein.

16.9.  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

MEDIALINK WORLDWIDE INCORPORATED

By:_____________________________________
Kenneth Torosian, Chief Financial Officer

________________________________________
LAURENCE MOSKOWITZ